UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (date of earliest event reported):	August 30, 2012

Ralcorp Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Missouri (State or Other Jurisdiction of Incorporation)	1-12619 (Commission File Number)	43-1766315 (IRS Employer Identification Number)

800 Market Street
St. Louis, Missouri 63101
(Address, including Zip Code, of Principal Executive Offices)

Registrant’s telephone number, including area code	(314) 877-7000
________________________________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4 under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

New Credit Facility

On August 30, 2012, Ralcorp Holdings, Inc. (“Ralcorp” or the “Company”) entered into a $250 million Credit Agreement (the “New Credit Facility”) with Goldman Sachs Bank USA, as administrative agent, and the lenders parties thereto.  Goldman Sachs Bank USA and Barclays Bank PLC served as joint lead arrangers and joint bookrunners.  A $250 million term loan was advanced to the Company on August 30, 2012, and such term loan will be repaid no later than November 29, 2012.  Borrowings under the New Credit Facility bear interest at Adjusted LIBO Rate (as defined in the New Credit Facility) plus a margin, ranging from 1.50% to 2.00% or, at Ralcorp’s option, an Alternate Base Rate (as defined in the New Credit Facility), plus a margin, ranging from 0.50% to 1.00%, depending upon Ralcorp’s debt ratings.

The proceeds of the term loan under the New Credit Facility will be used by Ralcorp for general corporate purposes.  The New Credit Facility was established in anticipation of the possible monetization of the Company's remaining shares of Post Holdings, Inc.

Ralcorp’s obligations under the New Credit Facility are unconditionally guaranteed by each of its subsidiaries which becomes a Material Subsidiary (as defined in the New Credit Facility) on or after the date of the New Credit Facility and such subsidiaries that are required to guarantee Ralcorp’s obligations under Ralcorp’s Credit Agreement, dated as of May 1, 2012, by and among Ralcorp, JPMorgan Chase Bank, N.A., individually and as administrative agent, and certain other financial institutions, or under certain other senior indebtedness.  The New Credit Facility is secured by the pledge of 65% of the equity interests of Ralcorp’s first-tier material foreign subsidiaries.

The New Credit Facility contains customary reporting covenants, including, without limitation, relating to financial reporting, notices of default and adverse developments, ERISA notices, and other information. The New Credit Facility also contains customary affirmative covenants, including, without limitation, relating to use of proceeds, conduct of business, payment of taxes, maintenance of insurance, compliance with laws and material contractual obligations, maintenance of properties, inspections, environmental matters, addition of subsidiary guarantors, pledging of equity of material foreign subsidiaries, and payment of obligations.

The New Credit Facility also contains customary negative covenants, including, without limitation, restrictions on certain preferred stock and dividends, indebtedness, mergers and fundamental changes, sale of assets, sale of accounts, investments and purchases, contingent obligations, liens, transactions with affiliates, subordinated indebtedness, changes in corporate structure or fiscal year, inconsistent agreements, ERISA compliance, restricted payments, swap agreements, and sale and leaseback transactions.

The New Credit Facility provides for customary events of default, including material breach of representations and warranties, failure to make required payments, failure to comply with certain agreements or covenants, failure to pay, or acceleration of, certain other material indebtedness, certain events of bankruptcy and insolvency, the occurrence of one or more unstayed or undischarged judgments or attachments in excess of $35,000,000, change in control, and certain ERISA events. Upon the occurrence of an event of default, the administrative agent may, and at the request of more than 50% in principal amount of the outstanding loans under the New Credit Facility will, cause the maturity of the loans made pursuant to New Credit Facility to be accelerated. Certain events of bankruptcy and insolvency will cause automatic acceleration of the maturity of the loans made pursuant to the New Credit Facility.  The New Credit Facility also includes customary provisions protecting the lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes (including customary gross-up provisions).

The description of the terms of the New Credit Facility set forth above is only a summary of certain of the material terms thereof, and such description is qualified in its entirety by reference to the form of the agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Some of the lenders under the New Credit Facility and/or their affiliates have or may have had various relationships with Ralcorp and its subsidiaries involving the provision of a variety of financial services, including investment banking, underwriting, commercial banking, and letters of credit, for which the lenders and/or affiliates receive customary fees and, in some cases, out-of-pocket expenses.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

Item 1.01 is incorporated by reference herein.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Item 1.01 is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

 (d)  Exhibits

The Exhibits to this Current Report on Form 8-K are listed in the Exhibit Index to this report, which Index is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ralcorp Holdings, Inc.
(Registrant)

Date: September 5, 2012	By: /s/ S. Monette
S. Monette
Corporate Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated August 30, 2012, among Ralcorp and the lenders referred to therein